Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 27, 2011

iPath Exchange Traded Notes ® iPath Pure Beta Precious Metals ETN The iPath® Pure Beta Precious Metals ETN is linked to the Barclays Capital Commodity Index Precious Metals Pure Beta TR (the “Index”). The Index is a sub-index of the Barclays Capital Commodity Index Pure Beta TR and reflects the returns that are potentially available through an unleveraged investment in two futures contracts on precious metal commodities traded on U.S. exchanges. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption1, based on the performance of the index less investor fees. In addition, the issuer may redeem the ETNs at its sole discretion on any trading day prior to maturity. NOTE DETAILS Ticker BLNG Intraday indicative value ticker BLNG.IV Bloomberg index ticker BCC1PMPT CUSIP 06740P338 Primary exchange NYSE Arca Yearly fee* 0.75% Automatic Futures execution termination cost * trigger 0.10% Inception date 04/20/11 Maturity date 04/18/41 Index Barclays Capital Commodity Index Precious Metals Pure Beta TR * The investor fee is equal to the Yearly Fee times the closing indicative value of your securities times the daily index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value of your securities on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365. The index factor on any index business day will be equal to the closing indicative value of the index on that index business day divided by the closing level of the index on the immediately preceding index business day. In addition, on each calendar day, a “futures execution cost” will be charged and deducted from the closing indicative note value of each ETN. The effect of the futures execution cost accumulates over time and is subtracted at a rate of 0.10% per year. See the applicable prospectus for more details. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AA- Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX SECTOR BREAKDOWN Sources: Barclays Capital, S&P as of 03/31/11. 79.44% 20.56% Gold Silver ¹ Investors may redeem at least 50,000 units of the iPath® Pure Beta Precious Metals ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Pure Beta Precious Metals ETN Index Description: The Barclays Capital Commodity Index Precious Metals Pure Beta TR is comprised of a basket of exchange traded futures contracts, and uses an allocation methodology designed to mitigate the effects of certain distortions in the commodity markets on such returns. Unlike many commodity indices which roll their exposure to the corresponding futures contract on a monthly basis in accordance with a pre-determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Capital Pure Beta Series 2 Methodology. The Index inception date was January 31, 2011. In addition the Index reflects the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 3/31/11) 3-MONTH RETURN % 6-MONTH RETURN % 1-YEAR RETURN % STANDARD DEVIATION % ANNUALIZED* Barclays Capital Commodity Index Precious Metals Pure n/a n/a n/a n/a Beta TR Dow Jones-UBS Commodity Index Total ReturnSM 4.45 20.94 28.49 20.n/a76 S&P GSCI® Total Return Index 11.56 26.53 22.73 27.n/a31 S&P 500 Index 5.92 17.31 15.65 17.n/a87 Barclays Capital U.S. Aggregate Bond Index 0.42 -0.88 5.12 n/a3.59 MSCI EAFE Index 3.37 10.20 10.42 21.n/a44 * Based on monthly returns for 03/06—03/11. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Barclays Bank PLC as issuer may redeem a series of Securities (in whole but not commissions. in part) at its sole discretion on any trading day on or after the inception date The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable until and including maturity. See the relevant prospectus for more information factors, including, where applicable, highly volatile commodities prices, changes in supply and demand regarding the risks associated with Barclays Bank PLC’s right to redeem the relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other Securities. For a description of the main risks see “Risk Factors” in the applicable governmental policies, action and inaction. Index components that track the performance of a single prospectus. commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also Barclays Bank PLC has filed a registration statement (including a prospectus) with affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant the SEC for the offering to which this communication relates. Before you invest, commodity. These factors may affect the value of the index and the value of your Securities in varying you should read the prospectus and other documents Barclays Bank PLC has filed ways. with the SEC for more complete information about the issuer and this offering. In addition to factors affecting commodities generally, index components composed of futures You may get these documents for free by visiting www.iPathETN .com or EDGAR contracts on precious metals may be subject to additional factors specific to precious metals that on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange might cause price volatility. These may include disruptions in the supply chain, variations in production costs, costs associated with regulatory compliance, including environmental regulations, changes in for Barclays Capital Inc. to send you the prospectus if you request it by calling industrial, government and consumer demand, and in the case of gold and silver, precious metal leasing toll-free 1-877-764-7284, or you may request a copy from any other dealer rates, currency exchange rates, the level of economic growth and inflation and the degree to which participating in the offering. consumers, governments, corporate and financial institutions hold physical gold or silver as a safe BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured For iPath ETNs linked to the performance of an index that involves the application of the Pure Beta debt. The Securities are riskier than ordinary unsecured debt securities and have no principal Series 2 Methodology, an investment in such iPath ETNs may underperform compared to an investment protection. Risks of investing in the Securities include limited portfolio diversification, trade price in instruments linked to the reference index to which the Pure Beta Series 2 Methodology is applied. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to The Pure Beta Series 2 Methodology may result in allocation to futures contracts that increase negative direct investment in index or index components. The investor fee will reduce the amount of your return roll yields. at maturity or on redemption, and as a result you may receive less than the principal amount of your Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank investment at maturity or upon redemption of your Securities even if the value of the relevant index has PLC. increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the The Securities may be sold throughout the day on the exchange through any brokerage account. There property, and used with the permission, of their respective owners. iP-0368-0411 are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the Not FDIC Insured • No Bank Guarantee • May Lose Value event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar iP-BLNG-I0411 FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com BARCLAYS